EX-35.7
(logo) WELLS FARGO

Commercial Mortgage Servicing
MAC A0357-030
P.O. Box 4036, Concord, Ca 94524
1320 Willow Pass Road, Suite 300
Concord, CA 94520
800 986-9711



ANNUAL STATEMENT AS TO COMPLIANCE
OFFICER'S CERTIFICATE


Re: ML-CFC Commercial Mortgage Trust 2007-9, Commercial Mortgage Pass-Through Certificates, Series 2007-9.

In accordance with Section 3.13 of the Pooling and Servicing Agreement, (the "Agreement") dated November 1, 2007 executed by and between Merrill Lynch Mortgage Investors, Inc. (as "Depositor"), Wells Fargo Bank, National Association (as "Master Servicer No. 1"), Midland Loan Services, Inc. (as "Master Servicer No. 2"), LNR Partners, Inc. (as "Special Servicer"), LaSalle Bank National Association (as "Trustee"), and Wells Fargo Bank, National Association (as "Certificate Administrator"), as authorized officer of Wells Fargo Bank, National Association, I certify that (i) a review of the activities of Master Servicer No. 1 during the preceding calendar year, or portion thereof, and of its performance under this Agreement has been made under my supervision and (ii) to the best of my knowledge, based on such review, Master Servicer No. 1 has fulfilled all its obligations under this Agreement in all material respects throughout such year, or portion thereof.

Dated: March 14, 2008

Wells Fargo Bank, National Association
"Master Servicer No. 1"



/s/ Briggs A. Hawley
Briggs A. Hawley
Vice President